UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2007

MAXCO, INC.
(Exact name of registrant as specified in its charter)

Michigan	0-2762	38-1792842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1005 Charlevoix Dr. Suite 100, Grand Ledge, Michigan	48837
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (517) 627-1734

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 1, 2007, Maxco, Inc. sold substantially all of the assets of Atmosphere Annealing, Inc. (“AAI”), the wholly owned subsidiary of Maxco, Inc., and BCGW, Inc. (“BCGW”), the wholly owned subsidiary of AAI, pursuant to the terms of the Asset Sale and Purchase Agreement dated December 13, 2006 among Maxco, Inc, a Michigan corporation, Quanex Technologies, Inc., a Delaware corporation, Quanex Corporation, a Delaware corporation, AAI, a Michigan corporation, and BCGW, a Michigan corporation (the “Agreement”).

MACSTEEL Atmosphere Annealing, Inc., formerly Quanex Technologies, Inc., a wholly owned subsidiary of Quanex Corporation, acquired substantially all of the operating assets of AAI and BCGW for $57.5 million in cash (the “Transaction”), which reflects an adjustment for the net working capital of AAI as of January 31, 2007 per the Agreement. There were two escrows established from the purchase price monies. An escrow of $2.0 million is to last for a minimum of 3 years and up to 4 years, depending on satisfaction of certain conditions, to assure compliance with our environmental warranties. An escrow of $3 million is to be held for 18 months to assure the accuracy of representations and warranties, including any environmental claims that exceed the $2 million environmental escrow. Other than the assumption of normal operating liabilities, MACSTEEL Atmosphere Annealing, Inc. did not assume any liabilities for borrowed money or certain other liabilities including certain product liabilities, tax and environmental liabilities. Assets excluded from the transaction included cash, cash equivalents, certain corporate records, all tax benefits and rights to refunds, all rights relating to borrowed money, related party receivables, and all rights to prepaid insurance and insurance deposits.

As part of the closing of the Transaction, in addition to the $5.0 million held in escrow, certain outstanding liabilities secured by the assets of AAI and BCGW were required to be paid, which were approximately $10.9 million. In addition, the Company estimates that net federal and state income taxes will be approximately $11 million, closing costs and other costs and obligations in connection with the closing will be approximately $5.2 million.

The Company has other outstanding obligations including preferred stock and related dividends (totaling approximately $7.4 million as of December 31, 2006) and other obligations which will be required to be repaid as well as ongoing operating expenses.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 1, 2007, Sanjeev Deshpande resigned as Director of Maxco, Inc. (the “Company”).

Eric L. Cross, 63, Executive Vice President of the Company was appointed Director effective February 1, 2007.

Item 8.01 Other Events

On February 2, 2007, Maxco, Inc. issued a press release announcing that Maxco has completed the sale of Atmosphere Annealing, Inc. to a subsidiary of Quanex Corporation. The press release is included herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release issued by Maxco, Inc. on February 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxco, Inc.
(Registrant)

Date: February 5, 2007	/s/ Lawrence O. Fields
(Signature)

Lawrence O. Fields
Chief Financial Officer